Exhibit 99.1

March 7, 2016

QVC to Present at the UBS Global Consumer Conference

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation (Nasdaq: QVCA,QVCB, LVNTA, LVNTB) announced that Michael George,  President and CEO of QVC, Inc., will be presenting at the UBS Global Consumer Conference on Thursday, March 10th  at  9:00 a.m., E.S.T. at the Four Seasons Hotel in Boston, MA.  During his presentation, Mr. George may make observations regarding the company's financial performance and outlook.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the webcast. An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, Interval Leisure Group and FTD, its subsidiaries Bodybuilding.com, CommerceHub and Evite, and minority interests in Time Warner, Time Warner Cable and Lending Tree.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Interactive Corporation